Exhibit 99.1

Einstein Noah Restaurant Group Appoints Frank G. Paci as President and Chief Executive Officer

LAKEWOOD, CO – September 8, 2014 – Einstein Noah Restaurant Group, Inc. (NASDAQ: BAGL), a leader in the fast-casual segment of the restaurant industry operating under the Einstein Bros.® Bagels, Noah’s New York Bagels®, and Manhattan Bagel® brands, today announced the appointment of Frank G. Paci as President and Chief Executive Officer, effective September 15, 2014. Mr. Paci succeeds Michael Arthur who has filled the position on an interim basis since February 2014. Mr. Arthur will continue to serve as a Board Director.

Nelson Heumann, Chairman of the Board, stated, “Frank is a highly experienced executive and an exceptional leader in the restaurant industry. We are delighted to welcome him to Einstein Noah Restaurant Group. After conducting an extensive search, which included evaluating the qualifications of dozens of well-regarded candidates, we are proud to have selected an individual who we believe has the passion, talent and expertise to strengthen and grow our business. Frank’s background and skill-set make him the ideal candidate to lead our Company at this time.”

Heumann added, “We appreciate Michael for stepping into the President and CEO roles on an interim basis. His contributions ensured a smooth and orderly transition over the past six months.”

Mr. Paci is an accomplished executive with over 25 years of experience leading top retail brands. He has a proven track record of success leading consumer growth companies, having most recently served as President and CEO at McAlister’s Deli, a 300 plus unit fast casual concept, since September 2010. During his tenure at McAlister’s, the concept earned national recognition in the fast-casual segment and generated over three years of same stores sales increases.

Prior to McAlister’s, Mr. Paci was Executive Vice President and Chief Financial Officer at The Pantry, Inc., a convenience store chain with over 1,500 locations. Mr. Paci also held various general management, finance, and franchise sales positions with Pizza Hut and Burger King. He received a Bachelor’s in economics from Yale University and an MBA from University of Pittsburgh’s Joseph M. Katz Graduate School of Business with a concentration in finance.

Mr. Paci stated, “I am excited to join the Einstein Noah team and look forward to working with our employees and franchise partners to further enhance and grow the nationwide footprint of the fast-casual restaurant leader in fresh-baked bagels.”

About Einstein Noah Restaurant Group

Einstein Noah Restaurant Group, Inc. is a leading company in the quick-casual segment of the restaurant industry that operates, franchises and licenses locations under the Einstein Bros.®, Noah’s New York Bagels® and Manhattan Bagel® brands. The Company’s retail system consists of more than 855 restaurants in 42 states and the District of Columbia. It also operates a dough production facility. The Company’s stock is traded on the NASDAQ under the symbol BAGL. Visit www.einsteinnoah.com for additional information.

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